EXHIBIT 99.1

Steelcase Reports on Fourth Quarter and Fiscal 2020 Results and Actions to Maximize Liquidity and Conserve Capital

  Fourth quarter results reflect strong performance
    Revenue grew 4% to $946.2 million
    EPS improved 189% to $0.55; adjusted EPS improved 34% to $0.39
    EMEA posts $8.3 million of operating income and 4.5% operating margin
  Year-end liquidity topped $700 million; additional $250 million borrowed under new credit facility in March
  Actions being taken to significantly reduce cash outflows

GRAND RAPIDS, Mich., March 24, 2020 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported fourth quarter revenue of $946.2 million and net income of $66.5 million, or diluted earnings of $0.55 per share, which included a $21.0 million gain and $8.7 million tax benefit related to the sale of PolyVision Corporation on February 24, 2020.  Excluding those items, net of related variable compensation expense, adjusted earnings were $0.39 per share, which represented an increase of 34% compared to the prior year.  In the prior year, Steelcase reported $912.4 million of revenue and net income of $22.6 million, or diluted earnings of $0.19 per share and adjusted earnings of $0.29 per share.

Revenue increased 4 percent in the fourth quarter compared to the prior year and declined 1 percent on an organic basis after adjusting for currency translation effects and approximately $48 million associated with an extra week of shipments in the current quarter.  The results reflected the initial impacts of the coronavirus (COVID-19) which reduced shipments in China in the quarter by approximately $7 million.  The organic decline was driven by the Americas and Other category, partially offset by strong growth in EMEA.  The Americas declined 3 percent organically compared to the prior year, which grew 17 percent compared to the fourth quarter of fiscal 2018, and was unfavorably impacted by the timing of the U.S. Thanksgiving holiday.  The Other category was negatively impacted by the customer requested delivery delays in China as a result of COVID-19.

Orders (adjusted for currency translation effects and the impact of an extra week in the current quarter) grew 7 percent in the fourth quarter compared to the prior year, led by 12 percent growth in EMEA and 6 percent growth in the Americas.  The current year included strong growth in both project and day-to-day business in the Americas and EMEA and strength in January and February.  Backlog at the end of the quarter was up 17 percent compared to the prior year.

Revenue and order growth (decline) by segment
Q4 2020 vs. Q4 2019
	Revenue Growth (Decline)	Organic Revenue Growth (Decline)	Organic Order Growth

Americas	4%	(3)%	6%
EMEA	6%	8%	12%
Other category	(1)%	(6)%	1%
Steelcase Inc.	4%	(1)%	7%

"I want to recognize the efforts of our teams around the globe who drove strong, better-than-expected revenue and earnings per share in our fourth quarter," said Jim Keane, president and CEO.  "Through terrific performance by all three regions - Americas, EMEA and Asia Pacific - Steelcase delivered its highest annual revenue and operating income in nearly 20 years."

The company sold its PolyVision subsidiary during the fourth quarter for net proceeds of $72.6 million.  This generated a gain on sale of $21.0 million which reduced operating expenses in the Other category. The company realized a net tax benefit on the sale which reduced income tax expense by $8.7 million. Variable compensation expense related to the transaction totaled $13.4 million and was spread across the various business segments in cost of sales and operating expenses.

Fourth quarter operating income of $69.0 million (or 7.3 percent of revenue) represented an increase of $22.0 million or 46.8 percent compared to operating income of $47.0 million (or 5.2 percent of revenue) in the prior year.  The increase included a $7.6 million net benefit from the sale of PolyVision. The Americas reported operating income of $42.6 million compared to $51.0 million in the prior year.  Adjusted for $10.3 million of variable compensation expense related to the sale of PolyVision, operating income in the Americas increased by $1.9 million.  EMEA reported operating income of $8.3 million (which included $1.8 million of variable compensation expense related to the sale of PolyVision), compared to $1.5 million in the prior year, driven primarily by higher revenue and gross margin improvement.  The Other category reported operating income of $24.9 million, which included $20.4 million from the gain on the sale of PolyVision, net of variable compensation expense, compared to $3.7 million in the prior year.

"Our EMEA business delivered an outstanding quarter with $8 million of operating income, as our teams drove strong revenue growth and executed against our gross margin improvement and fitness initiatives," said Dave Sylvester, senior vice president and CFO.  "The operating income margin of 1.5 percent for the region for the full fiscal year is a great accomplishment and is reflective of the collective effort of the entire organization."

Gross margin of 32.5 percent in the fourth quarter represented an increase of 150 basis points compared to the prior year, with a 90 basis point improvement in the Americas, a 330 basis point improvement in EMEA and a 190 basis point improvement in the Other category.  On a consolidated basis, the improvement was driven by pricing benefits and lower commodity costs, partially offset by lower absorption of fixed costs and higher variable compensation expense related to the gain on the sale of PolyVision.

Operating expenses of $238.2 million in the fourth quarter represented an increase of $2.1 million compared to the prior year and included an $11.9 million benefit from the sale of PolyVision, net of variable compensation expense.  The year-over-year comparison also included an estimated $10.4 million of operating costs related to the additional week in the current quarter, higher spending to support growth initiatives, higher variable compensation expense and $1.2 million of favorable currency translation effects.

Interest expense of $7.2 million in the fourth quarter compared to $23.5 million in the prior year, which included $16.9 million of charges related to the early retirement of debt and $2.3 million of net interest costs related to the issuance of new term notes.

The company recorded a net income tax benefit of $1.3 million in the fourth quarter, which included a $8.7 million tax benefit related to the sale of PolyVision and $3.6 million of other net discrete tax benefits.  Adjusted for those items, the company's effective tax rate approximated 25 percent in the fourth quarter.  In the prior year, income tax expense was $5.7 million, which included $1.7 million of net discrete tax benefits.

Fiscal 2020 Results

For fiscal 2020, the company recorded $3.7 billion of revenue and net income of $199.7 million, or diluted earnings per share of $1.66.  Adjusted earnings were $1.50 per share.  In fiscal 2019, the company recorded $3.4 billion of revenue, net income of $126.0 million, diluted earnings per share of $1.05 and adjusted earnings per share of $1.20.

Revenue increased 8 percent in fiscal 2020, with an 8 percent increase in the Americas, a 9 percent increase in EMEA and a 7 percent increase in the Other category.  On an organic basis, fiscal 2020 revenue increased 5 percent, with a 5 percent increase in the Americas, a 6 percent increase in EMEA, and a 7 percent increase in the Other category.

Operating income for fiscal 2020 of $257.0 million, or 6.9 percent of revenue, represented an increase of $73.4 million compared to operating income for fiscal 2019 of $183.6 million, or 5.3 percent of revenue.  The improvement was driven by the revenue growth, improved gross margin, and operating expense leverage.  The gross margin improvement was primarily driven by pricing benefits, lower commodity costs and higher absorption of fixed costs, partially offset by unfavorable business mix.

Liquidity

The company is taking steps to maximize liquidity in recognition of the increased risk and uncertainty related to the COVID-19 crisis.  At year end, total liquidity, comprised of cash, cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $701.0 million.  This represents the company's highest year-end liquidity in more than 10 years.  In addition, during March, as the virus began to affect EMEA and the Americas, the company drew $250 million under its new five-year unsecured revolving syndicated credit facility to provide additional liquidity.  This facility was established in the fourth quarter as a replacement for the company's previous $200 million facility.

Total debt was $484.3 million at the end of the fourth quarter which included $450 million maturing in 2029.  To maximize liquidity, the company elected to forgo using a portion of the PolyVision sale proceeds to pay off a note payable as had been previously planned.

The company did not repurchase any shares during the fourth quarter and repurchased approximately 0.5 million shares in the full fiscal year.  During the first few weeks of March 2020, the company repurchased, through an existing 10b5-1 plan, 3.0 million shares of its Class A Common Stock at an aggregate cost of $38.6 million, which represented the total amount authorized under that plan.

The Board of Directors has declared a quarterly cash dividend of $0.07 per share, to be paid on or before April 17, 2020, to shareholders of record as of April 3, 2020.  In making their decision, the board considered both the strong performance in the fourth quarter and the objective to maximize liquidity.

"Cash flow from operations totaled $142 million in the quarter and $361 million for the year which, along with $73 million of net proceeds from the sale of PolyVision, contributed to the $282 million increase in cash during the year," said Dave Sylvester.  "This build-up in cash, along with the renewal and expansion of our global credit facility, put us into a very strong position going into our new fiscal year and to weather the growing economic uncertainty driven by the COVID-19 pandemic."

Actions to Conserve Capital

The company has temporarily reduced or suspended operations at many of its manufacturing locations and distribution centers around the world, typically in response to government orders related to COVID-19.  This currently includes facilities in the U.S., France, India and Malaysia and will soon include Spain and the U.K. The affected U.S. facilities currently include manufacturing and distribution centers in Michigan, California, Pennsylvania and Texas.  This will temporarily, but significantly, reduce the company's ability to make and ship products and therefore recognize revenue and generate cash beginning in the first quarter of fiscal 2021.

The company is taking a series of measures to conserve capital during this period of disruption.  Cash outflows related to operating expenses are being reduced by eliminating travel and events, overtime, temporary labor and annual merit increases and scaling back project spending.  The company is also taking steps to significantly reduce capital expenditures by delaying longer-term projects.

Operating expenses are being further reduced by lowering people costs. This includes temporarily reducing the base pay of the CEO to $1 and of members of the company’s executive team by 60%.  The Board of Directors has elected to reduce their cash retainer to zero.  The actions being taken by the company also include significant reductions in people costs for those plants which reduce or suspend operations.  As an example, nearly all of the company's hourly manufacturing and distribution employees in Michigan are beginning a temporary layoff today, and the company has committed to pay the full cost of employee health insurance premiums during this period.  The company's salaried workers in many countries are working from home, and the company continues to serve customers planning future projects and to support many other activities. In order to conserve capital during this period of disruption, the company announced today that nearly all U.S.-based salaried employees will temporarily take a 50% base pay cut and a similar reduction in hours. The reductions will be less for some lower-paid workers and higher for some higher-paid workers. The company is taking these actions in an effort to avoid permanent headcount reductions so the company and its employees can come through this crisis together.

The company is also taking steps to manage working capital carefully.  The company anticipates its finished goods inventory could increase as customers face their own local closures and are unable to receive products.  The company's raw material and work in process inventories also could increase as it receives order cancellations.  The company is taking steps to work with its customers and anticipate these problems to reduce the potential impact.  The company also intends to closely manage its receivables and payables as it scales down operations in affected areas.

“As we enter fiscal 2021, we had strong backlog, strong orders and a growing pipeline, particularly in EMEA and the Americas, but the COVID-19 crisis has interrupted our operations in a way that makes it impossible to provide meaningful estimates of revenues or earnings per share," said Jim Keane.  “In the short run, we are confident the actions we are taking will protect our people and therefore our relationships with customers, dealers and suppliers.  These actions will also protect the company’s capital, so we can navigate through this crisis and emerge strong and ready to compete.”

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	February 28, 2020	February 22, 2019	% Change	February 28, 2020	February 22, 2019	% Change

Revenue
Americas (1)	$666.2	$641.7	3.8%	$2,672.9	$2,470.2	8.2%
EMEA (2)	185.7	175.5	5.8%	669.6	617.0	8.5%
Other (3)	94.3	95.2	(0.9)%	381.2	356.0	7.1%
Consolidated revenue	$946.2	$912.4	3.7%	$3,723.7	$3,443.2	8.1%

Operating income (loss)
Americas	$42.6	$51.0	$240.0	$209.9
EMEA	8.3	1.5	9.9	(6.9)
Other	24.9	3.7	39.4	14.3
Corporate (4)	(6.8)	(9.2)	(32.3)	(33.7)
Consolidated operating income	$69.0	$47.0	$257.0	$183.6

Operating income percent	7.3%	5.2%	6.9%	5.3%

Revenue mix
Americas	70.4%	70.3%	71.8%	71.7%
EMEA	19.6%	19.2%	18.0%	17.9%
Other	10.0%	10.5%	10.2%	10.4%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Turnstone, Smith System, AMQ and Orangebox brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Orangebox and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

QUARTER OVER QUARTER ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q4 2020 vs. Q4 2019
	Steelcase Inc.	Americas	EMEA	Other category

Q4 2019 revenue	$912.4	$641.7	$175.5	$95.2
Acquisitions	—	—	—	—
Divestiture	—	—	—	—
Currency translation effects*	(4.0)	0.4	(3.9)	(0.5)
Q4 2019 revenue, adjusted	908.4	642.1	171.6	94.7

Q4 2020 revenue	946.2	666.2	185.7	94.3
Impact of additional week**	(48.4)	(42.7)	—	(5.7)
Q4 2020 revenue, adjusted	897.8	623.5	185.7	88.6
Organic growth (decline) $	$(10.6)	$(18.6)	$14.1	$(6.1)
Organic growth (decline) %	(1)%	(3)%	8%	(6)%

* Currency translation effects represent the estimated net effect of translating Q4 2019 foreign currency revenues using the average exchange rates during Q4 2020.
** 2020 included 53 weeks of revenue in the Americas and Other category. EMEA ends its fiscal year on the last day of February, so the comparison to the prior year is generally consistent.

YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
2020 vs. 2019
	Steelcase Inc.	Americas	EMEA	Other category

2019 revenue	$3,443.2	$2,470.2	$617.0	$356.0
Acquisitions	88.6	43.6	45.0	—
Divestitures	(0.9)	—	(0.9)	—
Currency translation effects*	(34.8)	(1.8)	(28.5)	(4.5)
2019 revenue, adjusted	3,496.1	2,512.0	632.6	351.5

2020 revenue	3,723.7	2,672.9	669.6	381.2
Impact of additional week**	(48.4)	(42.7)	—	(5.7)
2020 revenue, adjusted	3,675.3	2,630.2	669.6	375.5
Organic growth $	$179.2	$118.2	$37.0	$24.0
Organic growth %	5%	5%	6%	7%

* Currency translation effects represent the estimated net effect of translating 2019 foreign currency revenues using the average exchange rates during 2020.
** 2020 included 53 weeks of revenue in the Americas and Other category. EMEA ends its fiscal year on the last day of February, so the comparison to the prior year is generally consistent.

ADJUSTED EARNINGS PER SHARE

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 28, 2020	February 22, 2019	February 28, 2020	February 22, 2019
Diluted earnings per share	$0.55	$0.19	$1.66	$1.05
Early retirement of debt charges, per share	—	0.14	—	0.14
Pension charge, per share	—	—	—	0.09
Gain on sale of PolyVision, per share	(0.17)	—	(0.17)	—
Variable compensation impact, per share	0.11	—	0.11	(0.03)
Tax impact, per share	(0.10)	(0.04)	(0.10)	(0.05)
Adjusted earnings per share	$0.39	$0.29	$1.50	$1.20

IMPACT OF SALE OF POLYVISION ON Q4 AND FISCAL YEAR 2020

	Americas	EMEA	Other category	Corporate	Total
Cost of sales
Variable compensation expense	$3.5	$0.6	$0.2	$—	$4.3
Total impact on cost of sales	3.5	0.6	0.2	—	4.3

Operating expenses
Gain on sale	—	—	(21.0)	—	(21.0)
Variable compensation expense	6.8	1.2	0.4	0.7	9.1
Total impact on operating expenses	$6.8	$1.2	$(20.6)	$0.7	$(11.9)

Total impact on operating income	$(10.3)	$(1.8)	$20.4	$(0.7)	$7.6

Tax expense (benefit), net					$(12.1)
Total impact on net income					$19.7

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 28, 2020		February 22, 2019		February 28, 2020		February 22, 2019
Revenue	$946.2	100.0%	$912.4	100.0%	$3,723.7	100.0%	$3,443.2	100.0%
Cost of sales	639.0	67.5	629.3	69.0	2,508.5	67.4	2,355.3	68.4
Gross profit	307.2	32.5	283.1	31.0	1,215.2	32.6	1,087.9	31.6
Operating expenses	238.2	25.2	236.1	25.8	958.2	25.7	904.3	26.3
Operating income	$69.0	7.3%	$47.0	5.2%	$257.0	6.9%	$183.6	5.3%
Interest expense	(7.2)	(0.7)	(23.5)	(2.6)	(27.3)	(0.7)	(37.5)	(1.0)
Investment income	1.6	0.2	1.2	0.1	5.4	0.1	2.9	0.1
Other income, net	1.8	0.3	3.6	0.4	10.1	0.3	14.9	0.4
Income before income tax expense	65.2	6.9	28.3	3.1	245.2	6.6	163.9	4.8
Income tax expense (benefit)	(1.3)	(0.1)	5.7	0.6	45.5	1.2	37.9	1.1
Net income	$66.5	7.0%	$22.6	2.5%	$199.7	5.4%	$126.0	3.7%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 28, 2020		February 22, 2019		February 28, 2020		February 22, 2019
Revenue	$666.2	100.0%	$641.7	100.0%	$2,672.9	100.0%	$2,470.2	100.0%
Cost of sales	450.1	67.6	439.4	68.5	1,789.1	66.9	1,673.5	67.7
Gross profit	216.1	32.4	202.3	31.5	883.8	33.1	796.7	32.3
Operating expenses	173.5	26.0	151.3	23.6	643.8	24.1	586.8	23.8
Operating income	$42.6	6.4%	$51.0	7.9%	$240.0	9.0%	$209.9	8.5%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 28, 2020		February 22, 2019		February 28, 2020		February 22, 2019
Revenue	$185.7	100.0%	$175.5	100.0%	$669.6	100.0%	$617.0	100.0%
Cost of sales	128.2	69.0	126.8	72.3	473.2	70.7	448.7	72.7
Gross profit	57.5	31.0	48.7	27.7	196.4	29.3	168.3	27.3
Operating expenses	49.2	26.5	47.2	26.8	186.5	27.8	175.2	28.4
Operating income (loss)	$8.3	4.5%	$1.5	0.9%	$9.9	1.5%	$(6.9)	(1.1)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 28, 2020		February 22, 2019		February 28, 2020		February 22, 2019
Revenue	$94.3	100.0%	$95.2	100.0%	$381.2	100.0%	$356.0	100.0%
Cost of sales	60.7	64.4	63.1	66.3	246.2	64.6	233.1	65.5
Gross profit	33.6	35.6	32.1	33.7	135.0	35.4	122.9	34.5
Operating expenses	8.7	9.2	28.4	29.8	95.6	25.1	108.6	30.5
Operating income	$24.9	26.4%	$3.7	3.9%	$39.4	10.3%	$14.3	4.0%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 28, 2020	February 22, 2019	February 28, 2020	February 22, 2019
Operating loss	$(6.8)	$(9.2)	$(32.3)	$(33.7)

Webcast
Steelcase will discuss fourth quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The non-GAAP financial measures used within this earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding estimated currency translation effects, the impacts of acquisitions and divestitures and the impact of the additional week in fiscal year 2020; and (2) adjusted earnings per share, which represents earnings per share excluding (a) charges related to the early retirement of debt and the related income tax effects, (b) charges related to a multi-employer pension plan and the related variable compensation and income tax effects, and (c) the gain on the sale of PolyVision Corporation and the related variable compensation and income tax effects.  These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations.  These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project, "targets," or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 108 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, Turnstone®, Smith System®, Orangebox® and AMQ®.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including approximately 800 Steelcase dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2020 revenue of $3.7 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 28, 2020	February 22, 2019	February 28, 2020	February 22, 2019
Revenue	$946.2	$912.4	$3,723.7	$3,443.2
Cost of sales	639.0	629.3	2,508.5	2,355.3
Gross profit	307.2	283.1	1,215.2	1,087.9
Operating expenses	238.2	236.1	958.2	904.3
Operating income	69.0	47.0	257.0	183.6
Interest expense	(7.2)	(23.5)	(27.3)	(37.5)
Investment income	1.6	1.2	5.4	2.9
Other income, net	1.8	3.6	10.1	14.9
Income before income tax expense	65.2	28.3	245.2	163.9
Income tax expense (benefit)	(1.3)	5.7	45.5	37.9
Net income	$66.5	$22.6	$199.7	$126.0

Earnings per share:
Basic	$0.56	$0.19	$1.67	$1.06
Diluted	$0.55	$0.19	$1.66	$1.05
Weighted average shares outstanding - basic	119.6	119.2	119.6	119.1
Weighted average shares outstanding - diluted	120.2	119.7	120.2	119.5

Dividends declared and paid per common share	$0.145	$0.135	$0.580	$0.540

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	February 28, 2020	February 22, 2019
ASSETS
Current assets:
Cash and cash equivalents	$541.0	$261.3
Accounts receivable, net	372.4	390.3
Inventories	215.0	224.8
Prepaid expenses	21.6	19.5
Other current assets	38.8	52.7
Total current assets	1,188.8	948.6

Property, plant and equipment, net of accumulated depreciation of $977.7 and $1,009.3	426.3	455.5
Company-owned life insurance ("COLI")	160.0	156.1
Deferred income taxes	124.6	135.8
Goodwill	233.6	240.8
Other intangible assets, net of accumulated amortization of $56.7 and $55.8	102.9	119.3
Investments in unconsolidated affiliates	52.3	56.9
Right-of-use operating lease assets	237.9	—
Other assets	39.0	29.4
Total assets	$2,565.4	$2,142.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$244.3	$241.2
Short-term borrowings and current portion of long-term debt	2.9	4.1
Current operating lease obligations	43.1	—
Accrued expenses:
Employee compensation	191.7	168.1
Employee benefit plan obligations	44.7	37.1
Accrued promotions	35.3	27.7
Customer deposits	28.6	20.0
Other	100.3	97.0
Total current liabilities	690.9	595.2

Long-term liabilities:
Long-term debt less current maturities	481.4	482.9
Employee benefit plan obligations	148.3	141.6
Long-term operating lease obligations	214.0	—
Other long-term liabilities	60.4	72.9
Total long-term liabilities	904.1	697.4
Total liabilities	1,595.0	1,292.6

Shareholders’ equity:
Additional paid-in capital	28.4	16.4
Accumulated other comprehensive loss	(69.3)	(47.3)
Retained earnings	1,011.3	880.7
Total shareholders’ equity	970.4	849.8
Total liabilities and shareholders’ equity	$2,565.4	$2,142.4

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Twelve Months Ended
	February 28, 2020	February 22, 2019
OPERATING ACTIVITIES
Net income	$199.7	$126.0
Depreciation and amortization	85.6	81.6
(Gain)/loss on business divestitures	(19.6)	0.4
Deferred income taxes	12.1	(0.8)
Non-cash stock compensation	16.7	17.7
Equity in income of unconsolidated affiliates	(12.2)	(13.7)
Dividends received from unconsolidated affiliates	12.5	9.1
Loss on derivative instruments	—	(13.0)
Other	(0.2)	(12.9)
Changes in operating assets and liabilities:
Accounts receivable	7.2	(66.4)
Inventories	(6.2)	(24.0)
Long-term income taxes receivable	(7.8)	—
Other assets	5.9	10.2
Accounts payable	10.8	8.5
Employee compensation liabilities	36.7	21.1
Accrued expenses and other liabilities	19.6	(12.6)
Net cash provided by operating activities	360.8	131.2

INVESTING ACTIVITIES
Capital expenditures	(73.4)	(81.4)
Proceeds from disposal of fixed assets	1.8	20.5
Liquidations of investments	2.2	—
Proceeds from COLI policies	4.2	22.1
Proceeds from business divestitures, net of costs to sell	72.6	(0.3)
Acquisitions, net of cash acquired	(3.7)	(226.2)
Other	0.8	(6.3)
Net cash provided by (used in) investing activities	4.5	(271.6)

FINANCING ACTIVITIES
Dividends paid	(69.1)	(64.3)
Common stock repurchases	(8.7)	(4.2)
Borrowings on lines of credit	—	323.1
Repayments on lines of credit	—	(323.1)
Borrowing of long-term debt	—	450.0
Repayments of long-term debt	(2.9)	(252.7)
Debt issuance costs	—	(7.5)
Other	(1.2)	1.0
Net cash provided by (used in) financing activities	(81.9)	122.3
Effect of exchange rate changes on cash and cash equivalents	(1.1)	(2.7)
Net increase (decrease) in cash, cash equivalents and restricted cash	282.3	(20.8)
Cash and cash equivalents and restricted cash, beginning of period[1]	264.8	285.6
Cash and cash equivalents and restricted cash, end of period[2]	$547.1	$264.8
  These amounts include restricted cash of $3.5, $2.5 and $2.5 as of February 22, 2019, February 23, 2018 and February 24, 2017, respectively.
  These amounts include restricted cash of $6.1, $3.5 and $2.5 as of February 28, 2020, February 22, 2019 and February 23, 2018, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims.  Restricted cash is included as part of Other assets in the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 292 - 9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505